As filed with the Securities and Exchange Commission on March 10, 2010
Registration No. 333-160380

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CASTLE BRANDS INC.
(Exact name of registrant as specified in its charter)

Florida	41-2103550
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

122 East 42nd Street, Suite 4700
New York, New York 10168	10168
(Address of Principal Executive Offices)	(Zip Code)
Castle Brands Inc. 2003 Stock Incentive Plan, as amended
(Full title of the plan(s))

Alfred J. Small
Senior Vice President, Chief Financial Officer, Secretary and Treasurer
122 East 42nd Street, Suite 4700
New York, New York 10168
(646) 356-0200
(Name, address and telephone number of agent for service)

Copy to:
Brian L. Heller, Esq.
Special Counsel
Castle Brands Inc.
4400 Biscayne Blvd.
12th Floor
Miami, Florida 33137
(305) 572-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
CALCULATION OF REGISTRATION FEE

Proposed maximum
	Amount to be	offering price per	Proposed maximum	Amount of
Title of securities to be registered	registered	share	aggregate offering price	registration fee
See below (1)	N/A	N/A	N/A	N/A

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement on Form S-8 (Registration No. 333-160380). Therefore, no further registration fee is required.

EXPLANATORY NOTE
     Effective as of February 9, 2010, Castle Brands Inc., a Delaware corporation (“Predecessor Registrant” or “Castle Delaware”), completed a reincorporation from the State of Delaware to the State of Florida (the “Reincorporation”) through a merger of Castle Delaware with and into Castle Brands (Florida) Inc., a Florida corporation and a wholly-owned subsidiary of Castle Delaware (“Castle Florida” or “Registrant”). Castle Florida was the surviving corporation in the merger and changed its name to Castle Brands Inc. Castle Delaware’s stockholders approved the Reincorporation at the annual meeting of stockholders held on February 4, 2010.
     The Registrant has filed this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-160380) (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”), relating to the Predecessor Registrant’s 2003 Stock Incentive Plan, as amended (the “Plan”) pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to the Predecessor Registrant following the Reincorporation. In accordance with Rule 414(d) under the Securities Act, the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by subsequent filings under the Exchange Act.
     In connection with the Reincorporation, the Registrant assumed the Plan and all outstanding options and equity awards under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with Rule 428 of the Securities Act and the introductory Note to Part I of Form S-8.
     The documents containing the information specified in Part I of Form S-8 will be provided to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant or the Predecessor Registrant with the SEC are incorporated herein by reference in this Registration Statement:
•	The Predecessor Registrant’s Annual Report on Form 10-K for the year ended March 31, 2009 filed with the SEC on June 29, 2009, as amended by the Form 10-K/A filed with the SEC on July 29, 2009.

•	The Predecessor Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on December 30, 2009 (“Proxy Statement”);

•	The Predecessor Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009 filed with the SEC on August 14, 2009 and November 16, 2009, respectively;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 filed with the SEC on February 16, 2010;

•	The Predecessor Registrant’s Current Reports on Form 8-K filed with the SEC on July 29, 2009, September 22, 2009, December 2, 2009 and December 30, 2009;

•	The Registrant’s Current Report on Form 8-K12-B filed with the SEC on February 12, 2010 and the Registrant’s Current Report on Form 8-K filed with the SEC on March 1, 2010; and

•	The description of the Registrant’s common stock contained in the Predecessor Registrant’s Registration Statement on Form 8-A filed with the SEC on March 31, 2006, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.

Item 6. Indemnification of Officers and Directors.
     We are incorporated in the State of Florida and subject to the Florida Business Corporation Act, or the Florida Act. Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Act are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.
     Under Section 607.0850 of the Florida Act, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.
     Also, under Section 607.0850 of the Florida Act, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     The indemnification and advancement of expenses provided pursuant to Section 607.0850 of the Florida Act are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
     Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850. We currently maintain such liability insurance for each of our directors and officers.
     Article VII of our articles of incorporation and Article VIII of our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended. Article VII of our articles of incorporation provides that expenses incurred by a director or officer in defending a civil or criminal action, suit, or proceeding may be paid by us in advance of a final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the advanced amount if he or she is ultimately found not to be entitled to indemnification.
     Also, we have entered into indemnification agreements with all of our directors and executive officers whereby we have agreed to indemnify, and advance expenses to, such persons to the fullest extent permitted by applicable law. Each indemnification agreement also establishes processes and procedures for indemnification claims, advancement of expenses and other determinations with respect to indemnification.

Item 7. Exemption from Registration Claimed.
     None.
Item 8. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

4.1	Composite Articles of Incorporation*

4.2	By-laws (incorporated by reference to Appendix E to Proxy Statement).

4.3	Form of Common Stock Certificate*

4.4
Castle Brands Inc. 2003 Stock Incentive Plan (incorporated by reference to exhibit 10.29 to the Predecessor Registrant’s registration statement on Form S-1 (File No. 333-128676), which was declared effective on April 5, 2006).

4.5
Amendment to Castle Brands Inc. 2003 Stock Incentive Plan (incorporated by reference to exhibit 10.30 to the Predecessor Registrant’s registration statement on Form S-1 (File No. 333-128676), which was declared effective on April 5, 2006).

4.6	Amendment No. 2 to Castle Brands Inc. 2003 Stock Incentive Plan (incorporated by reference to exhibit 10.24 to the Predecessor Registrant’s annual report on Form 10-K filed June 29, 2009).

5.1	Opinion of Brian L. Heller, Esq. *

23.1	Consent of Brian L. Heller, Esq. (included in Exhibit 5.1 hereto)*

23.2	Consent of Eisner LLP *

24.1	Power of Attorney (included on signature page)*

*	Filed herewith
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however,that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 Post-Effective Amendment No. 1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 5, 2010.

CASTLE BRANDS INC.
By:	/s/ Alfred J. Small
	Name:	Alfred J. Small
	Title:	Senior Vice President, Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY
     Each individual whose signature appears below constitutes and appoints each of Richard J. Lampen, John Glover and Alfred J. Small, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Richard J. Lampen Richard J. Lampen	Interim Chief Executive Officer and President (Principal Executive Officer)	March 5, 2010
/s/ Alfred J. Small Alfred J. Small	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Accounting and Financial Officer)	March 5, 2010
* Mark Andrews	Director	March 5, 2010
* John F. Beaudette	Director	March 5, 2010
* Henry C. Beinstein	Director	March 5, 2010
* Harvey P. Eisen	Director	March 5, 2010
* Phillip Frost, M.D.	Director	March 5, 2010
* Glenn Halpryn	Director	March 5, 2010
/s/ Richard J. Lampen	Director	March 5, 2010
Richard J. Lampen
* Micaela Pallini	Director	March 5, 2010
* Steven D. Rubin	Director	March 5, 2010
/s/ Dennis Scholl	Director	March 5, 2010
Dennis Scholl

By:	*Alfred J. Small
Alfred J. Small, Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Composite Articles of Incorporation *

4.2	By-laws (incorporated by reference to Appendix E to Proxy Statement).

4.3	Form of Common Stock Certificate *

4.4
Castle Brands Inc. 2003 Stock Incentive Plan (incorporated by reference to exhibit 10.29 to the Predecessor Registrant’s registration statement on Form S-1 (File No. 333-128676), which was declared effective on April 5, 2006).

4.5
Amendment to Castle Brands Inc. 2003 Stock Incentive Plan (incorporated by reference to exhibit 10.30 to the Predecessor Registrant’s registration statement on Form S-1 (File No. 333-128676), which was declared effective on April 5, 2006).

4.6	Amendment No. 2 to Castle Brands Inc. 2003 Stock Incentive Plan (incorporated by reference to exhibit 10.24 to the Predecessor Registrant’s annual report on Form 10-K filed June 29, 2009).

5.1	Opinion of Brian L. Heller, Esq. *

23.1	Consent of Brian L. Heller, Esq. (included in Exhibit 5.1 hereto)*

23.2	Consent of Eisner LLP *

24.1	Power of Attorney (included on signature page)*

*	Filed herewith